EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in Registration Statement Nos. 333-87139, 333-87601, 333-94941, 333-41646, 333-46200, 333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492 and 333-89944 on Form S-3 of Flextronics International Ltd. and Subsidiaries (the “Company”) and Registration Statement Nos. 333-42255, 333-71049, 333-95189, 333-34016, 333-34698, 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327 and 103189 on Form S-8 of the Company of our report dated April 21, 2003 (May 5, 2003 as to Note 13), relating to the consolidated financial statements of the Company as of and for the year ended March 31, 2003, which report expresses an unqualified opinion, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2003.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 2, 2003